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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


       Date of Report (Date of earliest reported event): February 4, 1997


                       United States Surgical Corporation
             (Exact name of registrant as specified in its charter)


         Delaware                       1-9776                 13-2518270
(State or other jurisdiction       (Commission File         (I.R.S. Employer
  of incorporation)                     Number)           Identification Number)


                      150 Glover Avenue, Norwalk, CT 06856
                    (Address of principal executive offices)


                                 (203) 845-1000
              (Registrant's telephone number, including area code)
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Item 5.  Other Events

         On February 4, 1997, the Company called for redemption on April 1, 1997, all the issued and outstanding shares of its Series A Convertible Preferred Stock (Dividend Enhanced Convertible Stock(sm) - DECS(sm)) or Depositary Shares representing one-fiftieth interests in the Preferred Stock (the Preferred Stock and the Depositary Shares being collectively referred to as the "Preferred Stock" or the "DECS"). In accordance with the original terms of the Offering Memorandum relative to the Series A Convertible Preferred Stock, the Company will exchange the DECS on redemption for (i) .523 shares of the Company's $.10 par value Common Stock (the "Common Stock") per Depositary Share, (ii) an additional dividend payment in cash in the amount of $.55 per Depositary Share, and (iii) the accrued quarterly dividend equal to $.55 per Depositary Share (which will be paid on a pro rated basis in the event of conversion prior to April 1, 1997). Holders of the DECS may at their option convert each share of DECS into .953 shares of Common Stock, rather than accept the redemption, through 5:00 P.M., New York City time, on April 1, 1997. All DECS that have not been converted prior to that time will automatically be redeemed. The Company expects that most holders of the DECS will elect to convert rather than accept redemption.

         Had the DECS been converted into the Common Stock on January 1, 1996, the effect on the Company's financial statements would have been as described in this Report.

Item 7.  Financial Statements, Pro Forma Financial Information

         (b) The pro forma information assumes the preferred stock (DECS) were converted on January 1, 1996 in total, for 8,870,000 shares of the Company's common stock. In the following pro forma information there are no preferred stock dividends accrued in 1996.

Consolidated Statements of Operations

                                                  1996          1996
In thousands, except per share data           As Reported    Pro forma
                                              -----------    ---------
Net income                                      $109,100     $109,100

Preferred stock dividends                         19,500          N/A
                                                --------     --------
Net income applicable to common stock           $ 89,600     $109,100
                                                ========     ========
Average number of common shares outstanding       60,500       69,400
                                                ========     ========
Net income per common share
(primary and fully diluted)                     $   1.48     $   1.57
                                                ========     ========

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The pro forma effect on the Company's Consolidated Balance Sheets as reported would be an increase in cash and cash equivalents by approximately $18.8 million and a corresponding increase in stockholders' equity by $18.8 million. This results from the annual savings of preferred stock dividends offset by the increased common stock dividends on the additional common shares issued upon conversion of the preferred stock.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             UNITED STATES SURGICAL CORPORATION



Date:  March 12, 1997                        By:  /s/ Richard A. Douville
                                                 -------------------------------
                                                 Richard A. Douville
                                                 Senior Vice President and
                                                 Chief Financial Officer
                                                 (Principal Financial Officer)